Exhibit 4.2

                       FIRST AMENDMENT TO CREDIT AGREEMENT


     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the "Amendment"), dated as of March 14, 1997, is entered into by and between SPSS INC. (the "Borrower") and BANK OF AMERICA ILLINOIS (the "Bank").


                                    RECITALS

     A. The Borrower and the Bank are parties to a Credit Agreement dated as of March 15, 1996 (the "Credit Agreement") pursuant to which the Bank has extended certain credit facilities to the Borrower and certain of its Subsidiaries, on and subject to the terms and conditions set forth therein.

     B. The Borrower has requested that the Bank agree to certain amendments of the Credit Agreement.

     C. The Bank is willing to amend the Credit Agreement, subject to the terms and conditions of this Amendment.

     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Credit Agreement.

         2.  Amendments to Credit Agreement.

     (a) Section 1.01 of the Credit Agreement shall be amended at the defined term "Availability Period" by amending and restating such defined term in its entirety as follows:

                           "'Availability Period': the period commencing on the date of this Agreement and ending on the date that is the earlier to occur of (a) March 13, 1998, and (b) the date on which the Bank's commitment to extend credit hereunder terminates."

     (b) The first clause of subsection 2.02(b) of the Credit Agreement shall be amended in its entirety to read as follows:

                                    (b) In lieu of the interest  rate  described
                           above, the Borrower may elect during the Availability Period to have all or portions of Advances under the Revolving Facility bear interest at the Offshore Rate plus 1.00% per annum during an Offshore Rate Interest Period, subject to the following requirements:









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     (c) Section 2.04 of the Credit  Agreement  shall be amended in its entirety to read as follows:

                                    2.04  Commitment Fee. The Borrower shall pay
                           to the Bank a commitment fee at the rate of 0.25% per annum on the average daily unused portion of the credit provided under this Agreement. The commitment fee shall be computed on a calendar quarter basis and shall be payable on the last day of each successive calendar quarter and on the last day of the Availability Period.

     (d) Section 7.10 of the Credit Agreement shall be amended in its entirety to read as follows:

                                    7.10 Quick  Ratio.  The  Borrower  shall not
                           permit, as of the last day of any fiscal quarter, on a consolidated basis, the ratio of its (a) sum of cash, short-term cash investments, marketable securities not classified as long-term investments and accounts receivable to (b) current liabilities, to be less than 0.90:1.00.

     (e) Section 7.11 of the Credit Agreement shall be amended in its entirety to read as follows:

                                    7.11 Tangible Net Worth.  The Borrower shall
                           not permit, as of the last day of any fiscal quarter, on a consolidated basis, its Tangible Net Worth to be less than 90% of the amount of Tangible Net Worth as of September 30, 1996, plus the sum of (i) 75% of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing after September 30, 1996, and (ii) 100% of the net proceeds from any equity securities issued after September 30, 1996.

     (f) Section 7.12 of the Credit Agreement shall be amended in its entirety to read as follows:

                                    7.12  Total   Liabilities  to  Tangible  Net
                           Worth. The Borrower shall not permit, as of the last day of any fiscal quarter, on a consolidated basis, the ratio of its (a) total liabilities, to (b) Tangible Net Worth to be greater than 2.00:1.00.

     3. Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows:









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     (a) No Default or Event of Default has occurred and is continuing.

     (b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any person (including any governmental authority) in order to be effective and enforceable. The Credit Agreement as amended by this Amendment constitutes the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with its respective terms, without defense, counterclaim or offset.

     (c) All representations and warranties of the Borrower contained in the Credit Agreement are true and correct.

     (d) The Borrower is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Bank or any other person.

     4. Effective Date. This Amendment will become effective as of the date first above written (the "Effective Date"), provided that each of the following conditions precedent is satisfied:

                  (a) The Bank has received from the Borrower a duly executed original (or, if elected by the Bank, an executed facsimile copy) of this Amendment.

                  (b) The Bank has received from the Borrower a copy of a resolution passed by the board of directors of such corporation, certified by the Secretary or an Assistant Secretary of such corporation as being in full force and effect on the date hereof, authorizing the execution, delivery and performance of this Amendment.

         5. Reservation of Rights. The Borrower acknowledges and agrees that the execution and delivery by the Bank of this Amendment shall not be deemed to create a course of dealing or otherwise obligate the Bank to forbear or execute similar amendments under the same or similar circumstances in the future.

         6.       Miscellaneous.

                  (a) Except as herein expressly amended, all terms, covenants and provisions of the Credit Agreement are and shall remain in full force and effect and all references therein to such Credit Agreement shall henceforth refer to the Credit Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Credit Agreement.


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                  (b)  This  Amendment   shall   be   binding upon and inure to
the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

                  (c) This Amendment shall be governed by and construed in accordance with the law of the State of Illinois.

                  (d) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Bank of a facsimile transmitted document purportedly bearing the signature of the Borrower shall bind the Borrower with the same force and effect as the delivery of a hard copy original. Any failure by the Bank to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document which hard copy page was not received by the Bank.

                  (e) This Amendment, together with the Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in accordance with the provisions of Section 9.05 of the Credit Agreement.

                  (f) If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Credit Agreement, respectively.

                  (g) Borrower covenants to pay to or reimburse the Bank, upon demand, for all costs and expenses (including allocated costs of in-house counsel) incurred in connection with the development, preparation, negotiation, execution and delivery of this Amendment.






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                  IN WITNESS  WHEREOF,  the  parties  hereto have  executed  and delivered this Amendment as of the date first above written.



                            SPSS INC.


                            By:      /s/ Robert J. Brinkmann

                            Title:   Controller & Assistant Treasurer




                            BANK OF AMERICA ILLINOIS


                            By:     /s/ Cecily Person
                            Title:  Vice President